
                                                          Exhibit 11

                        COMPUTATION OF PER SHARE EARNINGS
                 (Amounts in thousands expect per share date)

                                                 Quarter Ended March 31,
                                                 -----------------------
                                                   1994            1993
PRIMARY
   Average shares outstanding                      33,948         33,119
   Net effect of dilutive stock options
     based on the treasury stock method
     using average market price                       477            586
                                                  -------        -------
                        Total                      34,425         33,705

   Net Income                                     $28,109        $27,429
                                                  =======        =======

   Per Share Amount                               $   .82        $   .81
                                                  =======        =======

FULLY DILUTED
   Average shares outstanding                      33,948         33,119
   Net effect of dilutive stock options
     based on the treasury stock method
     using average market price                       477            610
                                                  -------        -------
        Total                                      34,425         33,729

   Net Income                                     $28,109        $27,429
                                                  =======        =======

   Per Share Amount                               $   .82        $   .81
                                                  =======        =======
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